Exhibit 6

Final Execution

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) dated as of March 15, 2012 (“Effective Date”) is between:

DALEA PARTNERS, LP, an Oklahoma limited partnership, having an office at 16803 North Dallas Parkway, Addison, Texas 75001

(the “Lender”)

AND:

TRANSATLANTIC PETROLEUM LTD., a limited exempted company incorporated under the laws of Bermuda, having its corporate seat and registered office at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, and office at TransAtlantic Petroleum (USA) Corp., 16803 North Dallas Parkway, Addison, Texas 75001;

TRANSATLANTIC WORLDWIDE, LTD., a company incorporated in the Commonwealth of the Bahamas having its corporate seat and registered office at Trident Corporate Services (Bahamas) Limited, 1st Floor, Kings Court, Bay Street, P.O. Box N-3944, Nassau, Bahamas, and an office at TransAtlantic Petroleum (USA) Corp., 16803 North Dallas Parkway, Addison, Texas 75001; and

THRACE BASIN NATURAL GAS (TURKIYE) CORPORATION, a company incorporated in the British Virgin Islands having its corporate seat and registered office at Jayla Place, Wickhams Cay I, P.O. Box 3190 Road Town, Tortola, British Virgin Islands VG1110, and an office at TransAtlantic Petroleum (USA) Corp., 16803 North Dallas Parkway, Addison, Texas 75001.

(the “Borrowers”)

RECITALS

A.	The Borrowers have identified certain needs for funds for business operations.

B.     Lender has agreed to lend funds to the Borrowers so that the Borrowers can fund the costs and expenses associated with the sale of Viking International Limited, Viking Geophysical Services, Ltd., and other related entities and assets, or any part thereof (the “Viking Sale”) and to further the general corporate purposes of the Borrowers, the Lender has agreed to lend to the Borrowers and the Borrowers have agreed to borrow from the Lender in multiple advances the aggregate principal amount of up to the Committed Amount (as defined below), on the terms and subject to the conditions of this Agreement.

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1. Definitions. In this Agreement:

(a) Adjustment Date has the meaning set forth in paragraph 5.

(b) Arrangement Fee means USD$250,000, payable upon the Initial Advance;

(c) Business Day means a day which is not a Saturday, Sunday or a day on which commercial banks in the State of Texas are authorized or required to be closed;

(d) Committed Amount means USD $15,000,000;

(e) Commitment Fee means a fee equal to 2.75% per annum of the difference between the Committed Amount and the Outstanding Balance measured and payable on the last day of each fiscal quarter.

(f) Commitment Termination Date means June 1, 2012.

(g) Contract Rate has the meaning set forth in paragraph 5.

(h) Disclosure Record has the meaning set forth in clause (g) of paragraph 7;

(i) Effective Date has the meaning set forth in the first paragraph above.

(j) Event of Default has the meaning set forth in paragraph 10;

(k) Exchanges means the Toronto Stock Exchange and the NYSE Amex exchange.

(l) Indemnitee has the meaning set forth in paragraph 13;

(m) Initial Advance has the meaning set forth in paragraph 2;

(n) LIBOR Rate means a rate of interest equal to the three month London interbank offered rate as published in the “Money Rates” section of The Wall Street Journal on the Business Day immediately preceding (i) the date of the Initial Advance, and (ii) each Adjustment Date (or, if such source is not available, such alternate third party reporting source as reasonably determined by the Lender).

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(o) Loan means the loan to be made by the Lender to the Borrowers pursuant to paragraph 2;

(p) Maturity Date has the meaning set forth in paragraph 4;

(q) Maximum Rate has the meaning set forth in paragraph 22;

(r) Note has the meaning set forth in paragraph 2;

(s) Outstanding Balance has the meaning set forth in paragraph 4(a);

(t) Subsequent Advance has the meaning set forth in paragraph 2;

(u) Subsidiaries means, with respect to each of the Borrowers, any corporation of which at least a majority of the outstanding shares to which there is attached voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, shall at the relevant time be owned directly or indirectly by one or more of the Borrowers, one or more Subsidiaries of the Borrowers, or any combination thereof, and “Subsidiary” shall mean any one of them; and

(v) Viking Sale has the meaning set forth in recital B.

2. The Loan. Subject to and upon the fulfilment of the conditions precedent contained in paragraph 6 of this Agreement, the Lender will advance to the Borrowers in one or more advances the aggregate principal amount of up to the Committed Amount (the “Loan”). Notwithstanding anything to the contrary, the Loan shall be denominated (and deemed made) in U.S. Dollars and the Outstanding Balance shall be denominated, calculated and determined in U.S. Dollars, and shall be prepaid or paid when due in U.S. Dollars. The initial advance under the Loan (the “Initial Advance”) shall be no less than $5,000,000.00. Further advances under the Loan (each, a “Subsequent Advance”) shall be in multiples of $1,000,000.00. For any such advance, the Borrower shall provide written notice to the Lender and the Lender shall, if satisfied that all conditions hereunder have been met, provide the Borrower with such advance within three (3) Business Days. The Lender’s commitment to make the Loan shall expire at 5:00 pm Dallas, Texas time on the Commitment Termination Date. The Initial Advance and each Subsequent Advance will be evidenced by the promissory note in the form attached hereto as Exhibit A (the “Note”).

3. Use of Proceeds. The Borrowers covenant and agree with the Lender that the proceeds of the Loan will be used by the Borrowers for to fund the costs and expenses associated with the Viking Sale, and for general corporate purposes of the Borrowers and their Subsidiaries.

4. Term, Prepayment and Payments Generally

(a) The aggregate unpaid principal amount of the Loan, together with all accrued but unpaid interest and other costs, expenses or charges payable hereunder from time to time (collectively the “Outstanding Balance”), will be immediately due and payable by the Borrowers to the Lender on the earliest of:

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(i)	July 1, 2012 (the “Maturity Date”); and

(ii)	the occurrence of an Event of Default and a demand for payment by the Lender pursuant to paragraph 10 below.

(b) If after the making of the Loan, or any portion thereof, the Borrowers or any of their Subsidiaries close one or more debt financings (other than any loans obtained in the ordinary course of business and secured by a purchase money security interest, or any equipment leases entered into in the ordinary course of business), the Borrowers will promptly pay or cause to be paid to the Lender all proceeds from such financings, net of reasonable transaction and financing costs, up to the full amount of the Outstanding Balance, to be applied to the repayment of the Loan.

(c) If after the making of the Loan, or any portion thereof, the Borrowers consummate the Viking Sale, the Borrowers will promptly pay or cause to be paid to the Lender all proceeds from sale, net of reasonable transaction and financing costs, up to the full amount of the Outstanding Balance, to be applied to the repayment of the Loan.

(d) The Borrowers may prepay the Loan in whole at any time before maturity, without penalty.

(e) All payments to be made by the Borrowers will be made without deduction for any counterclaim, defence, recoupment or setoff and free and clear, and without deduction for, or withholding of any and all taxes (other than taxes upon net income of the Lender imposed by the United States of America and the State of Texas). If the Borrowers are required by law to deduct or withhold any taxes (other than taxes upon the net income of the Lender imposed by the United States of America or the State of Texas) from payments due hereunder, the amount payable by the Borrowers to the Lender shall be increased as necessary so that after making all required deductions and withholdings, the Lender receive the amount it would have received had there been no deduction or withholding, and the Borrowers shall pay the full amount required to be deducted or withheld to the appropriate taxing authority.

(f) Amounts prepaid or repaid under this Agreement may not be re-borrowed.

5. Interest. Interest will accrue on the Outstanding Balance from time-to-time outstanding during the period from the date the Initial Advance is made to the date the entire Outstanding Balance is repaid, at the LIBOR Rate plus 5.50% per annum (the “Contract Rate”). The Contract Rate will be adjusted on the first day of each month (the “Adjustment Date”) and remain fixed until the next Adjustment Date. The Borrowers will pay all accrued interest monthly in arrears on the last day of each month, and at any time principal is due and payable as provided in paragraph 4.

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6. Conditions Precedent.

(a) Conditions Precedent to Making of the Initial Advance. As conditions precedent to the making of the Initial Advance by the Lender:

(i)	the Borrowers shall have delivered a certified copy of any applicable directors’ resolutions authorizing the borrowing contemplated by this Agreement and the execution and delivery of this Agreement, and all agreements, documents and instruments referred to herein, together with an officer’s certificate, certifying certain factual matters, in form and terms satisfactory to the Lender;

(ii)	the Borrowers shall have executed and delivered or caused to be executed and delivered the Note;

(iii)	the Borrowers shall have paid to the Lender the Arrangement Fee;

(iv)	the Borrowers shall have executed and delivered to the Lender an officer’s certificate and other supporting documents satisfactory to Lender that the proceeds of the Initial Advance shall be used by the Borrower for the purpose of (a) funding costs and expenses associated with the Viking Sale, or (b) general corporate purposes;

(v)	the representations and warranties of the Borrowers contained in paragraph 7 will be true and correct in all material respects and the Borrowers will have complied with all covenants required to be complied with by them under this Agreement and all other documents delivered hereunder, prior to the making of the Loan by the Lender;

(vi)	the Lender will have completed and, in their sole and absolute discretion, be satisfied with their due diligence review of the Borrowers and their respective properties and assets and will have received all necessary approvals; and

(vii)	the Lender will, in their sole and absolute discretion, be satisfied as to the creditworthiness of the Borrowers and each of their Subsidiaries.

(b) Conditions Precedent to the Making of any Subsequent Advance. As conditions precedent to the making of any Subsequent Advance by the Lender:

(i)	the representations and warranties of the Borrowers contained in paragraph 7 will be true and correct in all material respects and the Borrowers will have complied with all covenants required to be complied with by them under this Agreement and all other documents delivered hereunder, prior to the making of the Subsequent Advance by the Lender;

(ii)	the Borrowers shall have executed and delivered to the Lender an officer’s certificate and other supporting documents satisfactory to the Lender that the proceeds of the Subsequent Advance shall be used by the Borrowers for the purpose of (a) funding costs and expenses associated with the Viking Sale, or (b) general corporate purposes;

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(iii)	the Borrowers shall have paid to the Lender all Commitment Fees due and payable at the time of such Subsequent Advance; and

(iv)	there shall have been no adverse material change in the business, operations, assets or ownership of the Borrowers since the Initial Advance or any Subsequent Advance.

The Lenders’ commitment to make the Initial Advance or any Subsequent Advance shall automatically terminate on an Event of Default or the Commitment Termination Date regardless of whether the above conditions precedent have been satisfied or waived, and no further amounts may be advanced by the Lender in respect of the Loan after such Event of Default or the Commitment Termination Date.

7. Representations and Warranties of the Borrowers. The Borrowers represent and warrant jointly and severally to the Lender as follows:

(a) the Borrowers each exist under the laws of the jurisdiction in which they are created, and each has not discontinued or been dissolved under any applicable laws and is in good standing with respect to the filing of annual reports and all other such requirements pursuant to the laws thereof;

(b) the Borrowers each have the power and authority to (i) carry on their businesses as now being conducted and are each licensed or registered or otherwise qualified in all jurisdictions wherein the nature of each of their assets or the business transacted by them makes such licensing, registration or qualification necessary, (ii) acquire, own, hold, lease and mortgage or grant security in their assets including real property and personal property and (iii) enter into and perform their obligations under this Agreement and all other documents or instruments delivered hereunder;

(c) this Agreement and all ancillary instruments or documents issued, executed and delivered hereunder by the Borrowers have been duly authorized by all necessary action of the Borrowers and each constitutes or will constitute a legal, valid and binding obligation of the Borrowers, enforceable against the Borrowers, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors and to the general principles of equity;

(d) neither the Borrowers nor any Subsidiary is in breach of or in default under any obligation in respect of borrowed money, and the execution and delivery of this Agreement and all ancillary instruments or documents issued and delivered hereunder or thereunder, and the performance of the terms hereof and thereof will not be, or result in, a violation or breach of, or default under, the Borrowers’ or any Subsidiary’s charter documents, any law, judgment, agreement or instrument to which they are a party or may be bound;

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(e) execution, delivery and performance of this Agreement and all other documents and instruments contemplated hereby will not constitute a breach or default under or in respect of any agreement to which the any of the Borrowers is bound, and no consent, filing, authorization, approval or other action is prudent or necessary under the terms of any such agreement to proceed with the transactions contemplated herein;

(f) no litigation or administrative proceedings before any court or governmental authority are presently ongoing, or have been threatened in writing, or to the best of each of the Borrowers” knowledge are pending, against the any of the Borrowers, any Subsidiary or any of their respective properties or assets or affecting any of their respective properties or assets which could have a material adverse effect on their respective business, properties or assets;

(g) the Borrowers or each Subsidiary, as the case may be, are the legal and beneficial owner of the interests in the properties, business and assets referred to in the information circulars, prospectuses, annual information forms, offering memoranda, financial statements, material change reports and news releases filed with the Exchanges and the securities regulatory authority or commission in each of the jurisdictions in which TransAtlantic Petroleum Ltd. is a reporting issuer on or during the twelve (12) months preceding the date hereof, and any other disclosure materials provided to the Lender and their advisers in conjunction with this transaction (collectively, the “Disclosure Record”), as being owned by any of the Borrowers or such Subsidiary and has a valid right to acquire all interests in properties, business and assets referred to in the Disclosure Record as being subject to options or other rights to acquire the same, and any and all agreements pursuant to which the Borrowers and each Subsidiary, as the case may be, holds or will hold any such interests, options or rights in property, business or assets are in good standing in all material respects under the applicable statutes and regulations of the jurisdictions in which they are situated;

(h) except as disclosed to the Lender in writing prior to the Effective Date, there has been no material adverse change (actual, contemplated or threatened) in the property, assets, business or operations of the any of the Borrowers or any Subsidiary within the past twelve (12) months, except as disclosed in the Disclosure Record and there has been no such material adverse change since December 31, 2011;

(i) the Disclosure Record is complete and accurate in all material respects and omits no facts, the omission of which makes the Disclosure Record, or any particulars therein, misleading, misrepresentative or incorrect in any material respect;

(j) the Borrowers and to the best of each of the Borrowers’ knowledge each Subsidiary, has conducted and is conducting each of their businesses in material compliance with all applicable laws, bylaws, rules and regulations of each jurisdiction in which each of their businesses are now carried on and hold all licenses, registrations, permits, consents or qualifications (whether governmental, regulatory or otherwise) required in order to enable each of their businesses to be carried on as now conducted or as proposed to be conducted, and all such licenses, registrations, permits, consents and

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qualifications are valid and subsisting and in good standing and neither the Borrowers nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such licenses, registrations, permits, consents or qualifications which, if the subject of an unfavourable decision, ruling or finding, would materially adversely affect the condition of such businesses, operations, condition (financial or otherwise) or income of the Borrowers or any such Subsidiary, as the case may be;

(k) no order ceasing or suspending trading in securities of the Borrowers or prohibiting the sale or trading of securities by the Borrowers has been issued and no proceedings for this purpose have been instituted, are pending, contemplated or threatened;

(l) no taxation authority has asserted or, to the best of the Borrowers’ knowledge, has threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of the Borrower or any Subsidiary filed for any year which would have material adverse effect on the assets, properties, business, results of operations, prospects or condition (financial or otherwise) of the Borrowers or any Subsidiary;

(m) neither the Borrowers nor any Subsidiary is a party to any material contract other than as disclosed in the Disclosure Record;

(n) except as disclosed to the Lender in writing prior to the Effective Date of this Agreement, the Borrowers and each Subsidiary owns each of their business, operations and assets, as more particularly described in the Disclosure Record;

(o) all factual information previously or contemporaneously furnished to the Lender by or on behalf of the Borrowers for purposes of or in connection with this Agreement or any transaction contemplated hereby, is true and accurate in every material respect and such information is not incomplete by the omission of any material fact necessary to make such information not misleading; and

(p) after giving effect to the consummation of the Viking Sale and the Loan contemplated in this Agreement, the Borrowers and each Subsidiary are generally able to pay their debts as they come due.

8. Affirmative Covenants of the Borrowers. The Borrowers covenant and agree jointly and severally that so long as any monies will be outstanding under this Agreement, they and each of them shall:

(a) except for the Viking Sale, at all times maintain each of their existence and the existence of all of each of their Subsidiaries, provided that Subsidiaries of the Borrowers may enter into intercompany mergers with other Subsidiaries of the Borrowers;

(b) duly perform each of their obligations under this Agreement, and all other agreements and instruments executed and delivered hereunder or thereunder;

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(c) carry on and conduct each of their businesses in a proper business-like manner in accordance with good business practice and will keep or cause to be kept proper books of account in accordance with generally accepted accounting principles;

(d) at all times comply with all applicable laws, except such voluntary non-compliance as shall, in each of their good faith business judgment, not have a material adverse effect on the business of the Borrowers or any Subsidiary, taken as a whole;

(e) at all times maintain any material contracts in good standing and fulfill all obligations thereunder, and immediately notify the Lender of any facts or circumstances which may arise which could constitute a default thereunder and give rise to a right of termination under either such agreement, and take all steps as may be prudent or necessary to rectify or cure any such default;

(f) pay and discharge promptly when due, all taxes, assessments and other governmental charges or levies imposed upon it or upon its properties or assets or upon any part thereof, as well as all claims of any kind (including claims for labour, materials and supplies) which, if unpaid, would by law become a lien, charge, trust or other claims upon any such properties or assets; provided, however, that the Borrowers shall not be required to pay any such tax, assessment, charge or levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Borrowers shall have set aside on each of their books the reserve the extent required by generally accepted accounting principles in an amount which is reasonably adequate with respect thereto;

(g) promptly furnish and give to the Lender such reports, certificates, financial statements, and such other information with respect to the Borrowers as the Lender may reasonably request from time to time during the term of this Agreement;

(h) provide the Lender with written notice of any proposed financing made by or to the Borrowers concurrently with, but not prior to, public disclosure of such financing; and

(i) furnish and give to the Lender (if such is the case) notice that an Event of Default has occurred and, if applicable, is continuing or notice in respect of any event which would constitute an Event of Default hereunder and specifying the nature of same.

9. Negative Covenants of the Borrowers. The Borrowers covenant and agree jointly and severally with the Lender that the Borrowers will not, and each of them will not permit any Subsidiary to, without first obtaining the written consent of the Lender (which consent the Lender will be free to withhold in their sole and absolute discretion):

(a) make, give, create or permit or attempt to make, give or create any mortgage, charge, lien or encumbrance over any assets of the Borrowers or any Subsidiary other than in connection debt or financing existing on the Effective Date, or purchase money security interests and equipment leases entered into in the ordinary course of business;

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(b) change the name of any of the Borrowers or the jurisdictions of organization;

(c) in respect of each of them, declare or provide for any dividends or other payments or distributions (whether in cash, assets or indebtedness) based on share capital;

(d) redeem or purchase any of their shares;

(e) except for the Viking Sale, make or permit any sale of or disposition of any substantial or material part of their business, assets or undertaking, or that of any Subsidiary, including their interest in the shares or assets of any Subsidiary outside of the ordinary course of business;

(f) save and except for purchase money security interests and equipment leases entered into in the ordinary course of business, borrow or cause or permit any Subsidiary to borrow money from any person other than in a financing with the Lender, without first obtaining and delivering to the Lender a duly signed assignment and postponement of claim by such person in favour of the Lender, in form and terms satisfactory to the Lender;

(g) in respect of each of the Borrowers or any Subsidiary, pay out or permit the payment out of any shareholders loans or other indebtedness to non-arm’s length parties; or

(h) in respect of each of the Borrowers or any Subsidiary, guarantee or permit the guarantee of the obligations of any other person, directly or indirectly, except in the ordinary course of business.

10. Events of Default. Each and every one of the events set forth in this paragraph will be an event of default (“Event of Default”):

(a) if the Borrowers fail to make any payment of principal or interest when due hereunder, and such failure continues for two (2) Business Days;

(b) if the Borrowers or any Subsidiary defaults in observing or performing any term, covenant or condition of this Agreement or any other loan document delivered hereunder or in connection herewith, other than the payment of monies as provided for in subparagraph (a) hereof, on their part to be observed or performed and such failure continues for ten (10) Business Days;

(c) if any of the Borrowers’ or any Subsidiary’s representations, warranties or other statements in this Agreement or any other document delivered hereunder or in connection with the Loan were at the time given false or misleading in any material respect;

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(d) if the any of the Borrowers or any Subsidiary, either directly or indirectly through any Subsidiary, ceases or threatens to cease to carry on business;

(e) if any order is made or issued by a competent regulatory authority prohibiting the trading in shares of any of the Borrowers or any successor thereof, or if the Borrowers’ common shares are suspended or de-listed from trading on any stock exchange;

(f) if, in the reasonable opinion of the Lender, an adverse material change occurs in the financial condition of any of the Borrowers and any of their Subsidiaries, taken as a whole;

(g) if the Lender in good faith and on commercially reasonable grounds believe that the ability of the Borrowers to pay any of the Outstanding Balance to the Lender or to perform any of the covenants contained in this Agreement is impaired in any material respect;

(h) if the any of the Borrowers or any Subsidiary petitions or applies to any tribunal for the appointment of a trustee, receiver or liquidator or commences any proceedings under any bankruptcy, insolvency, readjustment of debt or liquidation law of any jurisdiction, whether now or hereafter in effect;

(i) if any petition or application for appointment of a trustee, receiver or liquidator is filed, or any proceedings under any bankruptcy, insolvency, readjustment of debt or liquidation law are commenced, against the any of the Borrowers or any Subsidiary which is not opposed by such Borrower or any such Subsidiary in good faith, or an order, judgment or decree is entered appointing any such trustee, receiver, or liquidator, or approving the petition in any such proceeding; or

(j) if there is any change of control of any of the Borrowers (“control” being defined as ownership of or control or direction over, directly or indirectly, 20% or more of the outstanding voting securities of the Borrowers).

11. Effect of Event of Default. If any one or more of the Events of Default occur or occurs and is or are continuing, the Lender may, without limitation in respect of any other rights they may have in law or pursuant to this Agreement or any other document or instrument delivered hereunder, demand immediate payment of all monies owing hereunder; provided, however, that in the event an Event of Default of the type referred to in clause (h) or clause (i) occurs, all monies due hereunder shall automatically, without any demand or any other action by the Lender or any other person or entity, become due and payable.

12. Legal Fees. The Borrowers shall pay the legal fees and other costs, charges and expenses (including due diligence expenses) of and incidental to the preparation, execution and completion of this Agreement executed hereto.

13. Indemnity. The Borrowers agree to indemnify and save harmless the Lender and each of their directors, officers, employees, attorneys and agents (each being referred to as an “Indemnitee”) from and against all liabilities, claims, losses, damages and expenses

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including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the any of the Borrowers arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement and any other agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loan or the use of proposed use of the proceeds thereof, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any of the Borrowers or any Subsidiaries, or any environmental liability related in any way to the Borrowers or any Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any of the Borrowers or any of the Borrowers’ Subsidiaries, directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) results from a claim brought by the Borrowers against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other document executed pursuant hereto, if the Borrowers have obtained a final and nonappealable judgment in their favor on such claim as determined by a court of competent jurisdiction. All amounts due pursuant to this paragraph 13 shall be payable upon demand.

14. Further Assurances. The Borrowers will do, whether before or after the occurrence of an Event of Default, all such acts and things and execute and deliver all such documents, deeds, transfers, assignments and instruments as the Lender may require (a) to correct any material defect or error that may be discovered in this Agreement or any other document or instrument executed or to be executed pursuant hereto or in the execution, acknowledgement, filing or recordation thereof, and (b) to do, execute, acknowledge, deliver, record, file, and register or to take any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to carry out more effectively the purposes of this Agreement.

15. Notices. In this Agreement:

(a) any notice or communication required or permitted to be given under this Agreement will be in writing and will be considered to have been given if delivered by hand, transmitted by facsimile transmission or mailed by prepaid registered post to the address or facsimile transmission number of each party set out below:

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(i)      if to the Lender:

Dalea Partners, LP

16803 North Dallas Parkway

Addison, Texas 75001

Attention: Mike Burnett

Fax No: (972) 590-9908

Mike.burnett@riatacg.com

With a copy to Christine Stroud at the same address.

(ii)      if to the Borrowers:

TransAtlantic Petroleum Ltd.

TransAtlantic Worldwide Ltd.

Thrace Basin Natural Gas (Turkiye) Corporation

c/o TransAtlantic Petroleum (USA) Corp.

16803 North Dallas Parkway

Addison, Texas 75001

Attention: Jeffrey S. Mecom Fax No: (214) 265-4755

Jeff.mecom@tapcor.com

or to such other address or facsimile transmission number as any party may designate in the manner set out above; and

(b) notice or communication will be considered to have been received:

(i)	if delivered by hand during business hours on a Business Day, upon receipt by a responsible representative of the receiver, and if not delivered during business hours, upon the commencement of business on the next Business Day;

(ii)	if sent by facsimile transmission during business hours on a Business Day, upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business on the next Business Day; and

(iii)

if mailed by prepaid registered post upon the fifth (5th) Business Day following posting; except that, in the case of a disruption or an impending or threatened disruption in postal services every notice or communication will be delivered by hand or sent by facsimile transmission.

16. Assignment. The Borrowers acknowledge and agree that the Lender may assign all or part of the Loan, this Agreement and all agreements, documents or instruments delivered hereunder to one or more assignees, free from any right of set-off or counterclaim or equity, subject only to the Lender’s notification of such assignment or assignments being given in writing to the Borrowers.

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17. Agreement to Pay. Upon receipt of written notice and direction from the Lender, the Borrowers covenant and agree to make all payments of interest, principal and structuring fees due under this Agreement to the Lender or any assignee, pro rata in accordance with their respective proportionate interests in the Loan as set out in such written notice and direction, absent which all such payments may be made to the Lender.

18. Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

19. Waivers. No failure or delay on the Lender’s part in exercising any power or right hereunder will operate as a waiver thereof.

20. Remedies are Cumulative. The Lender’s rights and remedies hereunder are cumulative and not exclusive of any rights or remedies at law or in equity.

21. Time. Time is of the essence of this Agreement and all documents or instruments delivered hereunder.

22. Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Agreement, the Note or any other documents as instrument executed pursuant to this Agreement, the interest paid or agreed to be paid hereunder or thereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations thereunder.

23. Invalidity. If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby to the fullest extent possible by law.

24. Governing Laws. This Agreement will be governed by and interpreted in accordance with the laws of the State of Texas. The Borrowers submit to the non-exclusive jurisdiction of the Courts of the State of Texas and agree to be bound by any suit, action or proceeding commenced in such Courts and by any order or judgment resulting from such suit, action or proceeding, but the foregoing will in no way limit the right of the Lender to commence suits, actions or proceedings based on this Agreement in any jurisdiction it may deem appropriate.

CREDIT AGREEMENT- PAGE | 14

25. Amendment. This Agreement supersedes all prior agreements and discussions between the parties with respect to the subject matter set forth herein. This Agreement may be varied or amended only by or pursuant to an agreement in writing signed by the parties hereto.

26. Exhibits. All Exhibits attached hereto will be deemed fully a part of this Agreement.

27. Counterparts. This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together will form one and the same agreement.

[Signatures on following page.]

CREDIT AGREEMENT- PAGE | 15

Final Execution

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement as of the date first above written.

DALEA PARTNERS, LP

By:	/s/ N. Malone Mitchell, 3rd
Authorized Signatory

TRANSATLANTIC PETROLEUM LTD.

By:	/s/ Jeffrey S. Mecom
Authorized Signatory

TRANSATLANTIC WORLDWIDE, LTD.

By:	/s/ Jeffrey S. Mecom
Authorized Signatory

THRACE BASIN NATURAL GAS (TURKIYE) CORPORATION

By:	/s/ Jeffrey S. Mecom
Authorized Signatory

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

Final Execution

EXHIBIT A

PROMISSORY NOTE

Principal Amount: US$15,000,000

For value received, TRANSATLANTIC PETROLEUM LTD., TRANSATLANTIC WORLDWIDE LTD., AND THRACE BASIN NATURAL GAS (TURKIYE) CORPORATION, (the “Borrowers”) hereby promise to pay, jointly and serverally, to DALEA PARTNERS, LP, (the “Lender”) up to the principal sum of FIFTEEN MILLION UNITED STATES DOLLARS (US$15,000,000) on the earliest of:

(i) the occurrence of an Event of Default as such term is defined in the Credit Agreement between the Borrower and the Lender dated as of March 15, 2012, as may be amended from time to time (the “Credit Agreement”), and

(ii) the Maturity Date (as defined in the Credit Agreement);

together with interest accruing on the outstanding principal amount from the date hereof at the “Contract Rate” defined in the Credit Agreement, before and after each of maturity, default and judgment, payable as provided in the Credit Agreement. All payments under this promissory note will be made by in U.S. Dollars by certified cheque, bank draft or wire transfer (pursuant to wire transfer instructions provided by the Lender from time to time) and delivered to the Lender at 16803 North Dallas Parkway, Addison, Texas 75001.

The undersigned is entitled to prepay this promissory note, in whole or in part, without notice or penalty. The undersigned waives demand and presentment for payment, notice of non-payment, protest, notice of protest and notice of dishonour. This promissory note will be governed by and construed in accordance with the laws of the State of Texas.

Dated: March             , 2012

TRANSATLANTIC PETROLEUM LTD.

By:
Authorized Signatory

TRANSATLANTIC WORLDWIDE, LTD.

By:
Authorized Signatory

THRACE BASIN NATURAL GAS (TURKIYE) CORPORATION

By:
Authorized Signatory

CREDIT AGREEMENT - EXHIBIT A - PROMISSORY NOTE